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                                                                   Exhibit 10.36

                                                       MATERIAL IN THIS DOCUMENT
                                                       HAS BEEN OMITTED PURSUANT
                                             TO A CONFIDENTIAL TREATMENT REQUEST

                                 THIRD AMENDMENT
                                       TO
                          LICENSED DEPARTMENT AGREEMENT

     This Third Amendment To Licensed Department Agreement (the "Amendment"), is entered into by and between J. C. Penney Corporation, Inc., a Delaware corporation having its principal place of business at 6501 Legacy Drive, Plano, Texas 75024-3698 (hereinafter "Penney"), and U. S. Vision, Inc., a Delaware corporation, having its principal place of business at Glen Oaks Industrial Park, P. O. Box 124, Glendora, New Jersey (hereinafter "Operator').

     WHEREAS, Penney and Operator have entered into a Licensed Department Agreement dated February 1, 1995 (the "Agreement");

     WHEREAS, Penney and Operator amended the Agreement by an Amendment ("Amendment Number 1") to Licensed Department Agreement dated December 18, 1996 and by an Amendment No. 2 ("Amendment Number 2") to License Department Agreement dated April 13, 1998;

     WHEREAS, Penney and Operator temporarily supplemented the Agreement by a letter dated in December 1997 and that supplemental letter is no longer in effect; and

     WHEREAS, in accordance with the terms of the Agreement, the parties desire to amend the following terms and provisions of the Agreement to reflect the current agreement of the parties;

     WHEREAS, capitalized terms not otherwise defined in this Amendment are used as defined in the Agreement; and

     NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Penney and Operator hereby agree as follows:

                                    ARTICLE I

     Section 5 of the Agreement shall be deleted in its entirety and the following Section 5 shall be substituted in its place:

          5. Hours of Operation; Relocation; Opening Costs. (a) The Operator agrees to sell the Merchandise in each Licensed Department and shall be entitled to sell the Merchandise in the Selling Space. Except as approved by the management of Operator and Penney, the hours of operation of the Licensed Departments shall be as follows (the "Standard Operating Hours"):


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          Sunday:             12:00 p.m. to 5:00 p.m., except as mutually agreed
                              by Penney and Operator or as limited by applicable law requiring licensed staff coverage (provided that Operator will provide Penney with written notice of such limitation)

          Monday & Tuesday:   10:00 a.m. to 7:00 p.m.

          Wednesday - Friday: 10:00 a.m. to 8:00 p.m.

          Saturday:           10:00 a.m. to 6:00 p.m.

     Operator agrees to conspicuously post the Standard Operating Hours at the Licensed Department locations, subject to Penney's approval in writing (including by email) of the signage wording, design and location. Seasonal and permanent increases to the Standard Operating Hours will not require the approval of Penney, provided that such increases are consistent in all Licensed Departments, but the parties must agree in writing to a reduction in the Standard Operating Hours.

          (b) In each of Penney's fiscal years during the term of this Agreement, Operator agrees to spend at least $[CONFIDENTIAL] (or a pro rata portion of such amount in the event the term of this Agreement includes only a portion of such fiscal years) on opening new Licensed Departments or in relocating or refurbishing existing Licensed Departments,. Operator agrees that its expenditure of such funds is not conditioned on the expenditure by Penney of funds for construction or other costs related to the opening, relocating or refurbishing of Licensed Departments. For the avoidance of doubt, it is understood that, notwithstanding past practice or anything in this Agreement to the contrary, there may be instances where Operator is responsible for all costs associated with the opening, relocation or refurbishment of individual Licensed Departments, including, without limitation, construction costs, paint, wallcoverings, carpet, partitions, light fixtures, electrical wiring, plumbing work and fixtures, and heating, ventilation and air conditioning. Operator and Penney agree to establish an annual spending plan for new openings, relocations and refurbishments prior to the beginning of each of Penney's fiscal years, subject to such modifications as the parties agree upon, in writing, from time to time during each such fiscal year.

          (c) Penney may, upon not less than 60 days prior written notice to the Operator, relocate a Licensed Department to a different space in a Store; provided, however, that the Operator may terminate this Agreement as to an individual Licensed Department effective as of the date specified for its relocation by giving to Penney written notice of its election to terminate as to that individual Licensed Department, which notice shall be


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     given within 14 days from Operator's receipt of Penney's notice of relocation.

                                   ARTICLE II

     Section 6 of the Agreement shall be amended by the addition of the following provision at the end of the current section 6:

     If Operator enters into a licensed department agreement or an arrangement similar to this Agreement with another Chain Retailer (as defined below) for the operation of optical departments and such arrangement provides for more favorable terms and conditions relating to the amount and payment of license fees, then Operator agrees to notify Penney of such terms and conditions and agrees to promptly amend this Agreement, if Penney so requests, to include the more favorable terms and conditions relating to the amount and payment of license fees. For the purposes of this paragraph, a "Chain Retailer" means a national chain of department stores or large chain of discount stores such as Kmart, Target or Sam's Club.

                                   ARTICLE III

          Section 8 of the Agreement is hereby amended to provide that the amount that Operator shall expend on advertising shall increase from an amount not less than [CONFIDENTIAL] to an amount not less than [CONFIDENTIAL] of Net Sales.

                                   ARTICLE IV

          Section 20 of the Agreement is amended to provide that the term of the license shall expire on December 1, 2007. Section 20 also may grant Penney the right to approve or disapprove of the consummation of the Kayak Transaction (defined below) and in connection with any such right, Penney hereby consents to the Kayak Transaction. The consent provided in this paragraph is subject to (a) Penney not having delivered the Refusal Notice (defined below), (b) the Kayak Transaction not changing substantially from the transaction described in the preliminary proxy statement filed with the U. S. Securities & Exchange Commission, and (c) consummation of the Kayak Transaction on or before October 31, 2002.

                                    ARTICLE V

     Schedule A to the Agreement is hereby amended as follows:

     (a) Paragraph 2 of Schedule A to the Agreement shall be deleted in its entirety and the following Paragraph 2 shall be substituted in its place:

          2. Merchandise: (list products and/or services sold in Licensed Department)


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               Optical products and services, including the sale of contact lenses, prescription sunglasses, optical goods and supplies and the taking of orders for and repair of the same, and such other merchandise as may be mutually agreed upon. The Merchandise will be similar to merchandise carried by competitors of Operator (where permitted by the applicable vendor and designer) and will be competitively priced. Operator will update Merchandise product lines each year and will provide additional Merchandise offerings as they become available.

     (b) Paragraph 5 of Schedule A to the Agreement shall be deleted in its entirety and the following Paragraph 5 shall be substituted in its place:

          5.   License fees:

               Percentage of cash Net Sales, excluding doctors' fees received in cash by doctors within a Licensed Department: [CONFIDENTIAL]

               Percentage of credit Net Sales, excluding doctors' fees received by doctors within a Licensed Department: [CONFIDENTIAL]

               Percentage of doctors' fees received through credit card sales by doctors within a Licensed Department: [CONFIDENTIAL]

               Percentage of Net Sales, excluding shipping, from orders for products placed through the Optical Website shall be at a percentage to be agreed to by the parties before any product offerings are placed on the Optical Website for sale.

                                   ARTICLE VI

     The parties agree to the following clarification of Amendment Number 1 to the Agreement

          a. The last sentence of subsection 20(b) of the Agreement, as amended by section 3 of Amendment Number 1, is hereby deleted in its entirety and the following sentence is substituted in its place:

                    Penney agrees to pay Operator for the costs of the fixtures and equipment for each Licensed Department terminated by Penney


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                    pursuant to this subsection 20(b), using the lesser amount of either the actual costs of such fixtures and equipment or a cost basis of twenty thousand dollars ($20,000) less accumulated depreciation which shall be calculated on a straight line ten (10) year basis.

          b. A line was inadvertently dropped at the end of page 2. Therefore the last sentence of subsection 20(c) of the Agreement, as amended by section 3 of Amendment Number 1, is deleted in its entirety and the following sentence is substituted in its place:

                    At Penney's option, this Agreement will terminate automatically thirty (30) days after a transfer or sale of a majority of the stock or assets of Operator unless (i) such sale of stock is by the Operator for cash in connection with a public stock offering registered with the U. S. Securities & Exchange Commission, or (ii) Operator obtains the advance written consent of Penney for such sale of stock or assets, which consent may be withheld or granted in Penney's sole discretion.

          c. Notwithstanding the provisions of subsection 20(b) of the Agreement, as amended by section 3 of Amendment Number 1, Operator shall not be entitled to terminate the Agreement with respect to more than 20 individual Licensed Departments without cause during any Penney fiscal year and provided further that (unless otherwise agreed in writing by Penney) the actual closing of such 20 Licensed Departments may only occur during the last 10 days of January of each then current Penney fiscal year.

                                   ARTICLE VII

     Section 17 of the Agreement is hereby amended, effective at the closing of the Kayak Transaction (as defined below), by deleting that section in its entirety and substituting the following in its place:

               17. Insurance. Operator warrants and represents that, at all times, it shall maintain, at its sole expense, insurance of the following kinds and amounts, or in the amounts required by law, whichever is greater:


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     Workers Compensation Insurance:

     Worker's Compensation and Employer's Liability Insurance affording protection under the Worker's Compensation Law of the state in which work is to be performed, or containing an all-states endorsement, and Employer's Liability protection subject to a limit of not less than $500,000.

     General Liability Insurance:

     Commercial general liability insurance written on an occurrence basis in amounts not less than

BODILY INJURY                 PROPERTY DAMAGE
-------------                 ---------------
$2 million per person         $2 million per occurrence
$2 million annual aggregate   $2 million annual aggregate

     This insurance shall include (a) products and completed operations liability coverage, (b) contractual liability coverage for the liabilities assumed by Operator under this Agreement, including but not limited to section 19 of this Agreement, and (c) coverage for property in the care, custody or control of Operator.

     This insurance shall (i) name Penney as an additional insured, including without limitation, as an insured with respect to third party claims or actions brought directly against Penney or against Penney and Operator as co-defendants and arising out of this Agreement, (ii) be such that, although Penney is named an insured, Penney shall nonetheless be entitled to recovery for any loss suffered by Penney as a result of Operator's negligence, (iii) be written as a primary policy not contributing with any other coverage which Penney may carry, and (iv) be renewed annually, while doing business with Penney, and for the period of five (5) years after cessation of business with Penney.

     Professional Liability Insurance:

     Professional Liability Insurance covering the professional services provided by Operator, its employees and agents, in an amount not less that $5,000,000 per occurrence. This insurance shall be renewed annually, while doing business with Penney, and for the period of five (5) years after cessation of business with Penney. Independent doctors of optometry located in or adjacent to Licensed Departments shall be required to have professional liability insurance with limits of not less than $1,000,000 in the aggregate.

     Automobile Liability Insurance:
     Liability insurance in amounts not less than:

BODILY INJURY               PROPERTY DAMAGE
-------------               ---------------
$1 million per person       $1 million per occurrence
$2 million per occurrence

     CRIME INSURANCE:

     Crime insurance in an amount not less than $3 million per occurrence.


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     OTHER:

     All insurance policies required to be maintained under this Agreement shall be procured from insurance companies rated at least A-VIII or better by the then current edition of Best's Insurance Reports published by A.M. Best Co. Operator shall provide Penney with certificates of insurance evidencing the required coverage concurrently with the execution of this Agreement and upon each renewal of such policies thereafter, including a clause that obligates the insurer to give Penney at least thirty (30) days prior written notice of any material change or cancellation of such policies.

     This section shall in no way affect the indemnification, remedy or warranty provisions set forth in this Agreement. Further, if any work provided for or to be performed under this Agreement is subcontracted by Operator, the subcontractor(s) shall maintain and furnish satisfactory evidence of Worker's Compensation, Employer's Liability and such other forms and amounts of insurance which Operator deems reasonably adequate.

                                  ARTICLE VIII

     In addition to the provisions of Amendment Number 2, the parties agree as follows with respect to the Penney optical website located at www.jcpenneyoptical.com, www.jcpeyes.com or any other domain name containing Trademarks of Penney or Trademark used by Operator in connection with the advertising and sale of Merchandise under the Agreement ("Optical Website"):

     a. The Merchandise listed on the Optical Website and such Optical Website itself shall be updated by Operator at least annually.

     b. All information gathered from the Optical Website shall be subject to the provisions of section 15 of the Agreement relating to ownership, confidentiality and use of customer names and other information related to the operation of the Licensed Departments.

     c. Prior to November 30, 2002, Operator shall adopt and abide by a privacy policy regarding the use of information gathered from the Optical Website and such policy shall be substantially the same as Penney's website privacy policy or contain such other terms as are approved by Penney.

                                   ARTICLE IX

     Except as expressly modified by this Amendment, all terms and conditions of the Agreement, as previously amended by Amendment Number 1 and Amendment Number 2, shall remain in full force and effect.


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                                    ARTICLE X

     This Amendment shall become effective if, and only if, all of the following conditions are satisfied on or before October 31, 2002:

          a. In connection with the proposed merger of Operator with Kayak Acquisition Corp., a corporation formed and owned by George E. Norcross III, Philip A. Norcross, Joseph J. Roberts, Jr. and William A. Schwartz, which has previously been publicly announced and as to which a preliminary proxy statement has been filed with the US Securities & Exchange Commission ("Kayak Transaction"), the pro forma balance sheet of Operator assuming that the proposed transaction is completed has been delivered to Penney including the identity of the proposed senior lender to the Operator following the Kayak Transaction ("Pro Forma Balance Sheet");

          b. Penney has not advised Operator in writing within 10 days of Penney's receipt of the Pro Forma Balance Sheet that the structure is not acceptable to Penney on the grounds it is too highly leveraged ("Refusal Notice").

          c.   The Kayak Transaction has been consummated.

     IN WITNESS WHEREOF, the parties have caused this Third Amendment to Licensed Department Agreement to be executed as of the 30 day of September 2002.

U. S. VISION, INC.                      J. C. PENNEY CORPORATION, INC.


By: /s/ William A. Schwartz, Jr.        By: /s/ Frank V. Cassara
    ---------------------------------       ------------------------------------
    William A. Schwartz, Chief          Name: Frank V. Cassara, Vice President
    Executive Officer and Chairman of   Its: Director of Store Operations
    the Board


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